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Exhibit 10.27

EXECUTION VERSION

Support Agreement

THIS SUPPORT AGREEMENT AND CONSENT (this "Support Agreement") made and entered into this 19th day of May, 2005, by and between SR TELECOM INC., a company duly organized and validly existing under the laws of Canada; ("SRT"), COMUNICACIÓN Y TELEFONÍA RURAL, S.A., a sociedad anómima duly organized and validly existing under the laws of Chile ("CTR"); the INTER-AMERICAN DEVELOPMENT BANK, an international organization established by the Articles of Agreement among its member countries ("IDB"), and EXPORT DEVELOPMENT CANADA, a corporation established by an Act of Parliament of Canada ("EDC" and together with IDB, the "CTR Lenders" party to the Common Agreement defined below).

WHEREAS, the CTR Group (as defined below) requires certain support and other services from SRT, and SRT agrees to provide such support and other services pursuant to the terms of this Support Agreement;

AND WHEREAS, CTR, IDB and EDC are party to the Common Agreement dated December 22, 1999 (as amended, supplemented or otherwise modified as of the date hereof, the "Common Agreement").

NOW THEREFORE, the parties agree as follows:

SECTION 1.    Definitions.    Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Common Agreement.

"CTR Group" means CTR, Rural Telecommunications Chile S.A., a sociedad anónima duly organized and validly existing under the laws of Chile, and any other business acquired by CTR in accordance with the terms of the Common Agreement, including the business referred to in the Business Plan as "Mistral" or any business operated through CTR Chile Network S.A., a sociedad anónima duly organized and validly existing under the laws of Chile.

"Term Sheet" means the term sheet dated as of May 16, 2005 signed by the Senior Lenders, SRT's bondholders, SRT and the Borrower

SECTION 2.    Term.    The term of this Support Agreement (the "Term") shall commence on May 19, 2005 and shall continue for as long as any Obligations (as defined in the Common Agreement) remain outstanding.

SECTION 3.    Support.    Except as otherwise directed from time to time by CTR, SRT will, at CTR's direction and request, provide the following support services (the "Support") to the CTR Group, or reimburse CTR within 30 days for its actual cost of providing the Support referred to in (a) and (b) below to the CTR Group:

(a)    Employees.    SRT will provide the following employees, whose employment contracts shall be with CTR, but whose employment expenses shall be borne by SRT in accordance with this Support Agreement: (i) a controller, who at all times during the term of this Support Agreement shall be (A) a person identified by SRT as being available for the position and (B) shall be a North American (expatriate) with a level of experience and expertise (obtained through working in North American telecommunications markets) similar to that provided by the controller employed at CTR as of the date of this Support Agreement (the "Controller"); (ii) a general manager of CTR (the "General Manager") who shall be either (A) a North American (expatriate) made available by SRT with a level of experience and expertise (obtained through working in North American telecommunications markets) similar to that provided by the previous General Manager employed at CTR or (B) a Chilean employee of CTR who shall have sufficient experience (on the basis of reasonable commercial judgment) with the operations and management of CTR to perform his or her duties as General Manager; and (iii) at any time that the General Manager shall be a Chilean employee of CTR, SRT shall make available to CTR an external consultant (the "Consultant") who shall provide strategic advice and assistance to the Chilean General Manager at a minimum of 1 day per week.

(b)    Payroll.    (i) SRT will reimburse CTR for payments made to the Consultant and the Controller, both of whom shall be compensated at commercially reasonable rates and in any event at rates equivalent to the rates paid as of the date of this Support Agreement, to a limit of U.S.$200,000 per annum (adjusted upward annually to account for local inflation) and (ii) at any time that the General Manager shall be an expatriate identified by SRT, SRT shall reimburse CTR for payments for the salary and benefits of the General Manager to a limit of

U.S.$200,000 (adjusted upwards annually to account for local inflation) per annum. All reimbursements made by SRT to CTR shall be paid within 30 days of the payment made by CTR to the relevant employee.

(c)    Equipment.    SRT will sell, on terms and conditions set out in this Support Agreement, to the CTR Group sufficient equipment for the operation, maintenance, and expansion of CTR Group's business and as required to fulfill its five-year business plan dated as of May 16, 2005 or any updates thereto approved by the CTR Lenders in accordance with Section 8.01(h) of the Common Agreement (the "Business Plan").

(d)    Training.    SRT will provide the CTR Group with such product training and documentation as may be necessary or desirable in order for the CTR Group to become fully self sufficient regarding product repairs and maintenance (not including repairs or maintenance of equipment associated with engineering design flaws covered under warranty) or as may be necessary or desirable in order for the CTR Group to implement the Business Plan.

(e)    RTC & Mistral.    SRT shall reimburse, within 30 days, CTR for its payment of any required legal fees incurred in connection with completing, or providing assistance to CTR in its completion of (i) the incorporation of RTC as a subsidiary of CTR and the pledge of shares of RTC to the CTR Lenders, (ii) the incorporation of CTR Chile Networks S.A. as a subsidiary or affiliate of CTR and the pledge of shares of CTR Chile Networks S.A. to the CTR Lenders and (iii) the pledge to the Senior Lenders of any telecommunications concessions acquired by RTC or Mistral.

SECTION 4.    Payment of Costs for Equipment.    Any products and/or services sold by SRT to the CTR Group in accordance with Section 3(c) shall be paid for in cash by CTR and shall be invoiced from time to time at a price less than or equal to the fully loaded cost to SRT (inclusive of allocated overhead costs) plus 10%. A duly executed officer's certificate of the Borrower and SRT attaching any invoice due and payable on such Quarterly Date and confirming that (1) the payment terms of such invoice is no more than cost plus 10%, (2) the invoice relates to equipment delivered to CTR will be presented to the CTR Lenders by no later than five (5) Business Days prior to the succeeding Quarterly Date and shall be payable on such succeeding Quarterly Date upon presentation of such certificate. If any invoiced amounts are not paid within 30 days of such Quarterly Date, regardless of whether or not such officer's certificate was received by the CTR Lenders, such failure to pay shall immediately cause a "Payment Default".

SECTION 5.    Standard of Performance.    SRT shall provide the Support in a diligent and efficient manner.

SECTION 6.    Assignment and Consent.

(a)    Assignment.    CTR, as security for the payment and performance of the Obligations (as defined in the Common Agreement), hereby assigns as security (the "Assignment") to the CTR Lenders all of its right, title and interest in, to and under this Support Agreement.

(b)    Consent to Assignment.    SRT hereby acknowledges notice of and consents to the Assignment.

SECTION 7.    Events of Default.

(a)    CTR Events of Default.    The occurrence of any one or more of the following events shall constitute a "CTR Event of Default" hereunder:

  (i)
  a Payment Default; and

  (ii)
  the date on which the CTR Lenders attempt to enforce any rights or remedies against SRT other than as permitted in Section 18(d) of the Term Sheet.

(b)    SRT Events of Default.    The occurrence of any one or more of the following events shall constitute an "SRT Event of Default" hereunder:

  (i)
  SRT fails to pay any amounts when due hereunder within 30 days after such payment is due; or

  (ii)
  SRT fails to perform, keep or observe any other provision of this Support Agreement.

(c)    Default Notice.    Notice of a CTR Event of Default shall be provided by SRT to CTR and each of the CTR Lenders. Notice of an SRT Event of Default shall be provided to SRT and the Emergency Credit Facility Lenders (as defined in the Term Sheet).

SECTION 8.    Remedies.

(a)    SRT Remedies.    If a Payment Default occurs, SRT may suspend its obligations under Section 3(c) of this Agreement and demand payment from CTR.

(b)    CTR Remedies.    If an SRT Event of Default occurs, CTR may, upon 30 days notice, suspend its obligations hereunder and demand payment and/or specific performance from SRT.

SECTION 9.    CTR Lenders' Step-In Rights.    SRT agrees that upon the occurrence of an SRT Event of Default, the CTR Lenders and any assignee thereof shall be entitled to (a) terminate this Support Agreement upon 30 days' notice to SRT and (b) subject to compliance by the CTR Lenders or such assignee with the terms of this Support Agreement, to exercise any and all rights of CTR under this Support Agreement and SRT will comply in all respects with such exercise by the Senior Lenders or such assignee. The CTR Lenders shall be entitled to discontinue the exercise of CTR's rights under this Section 9 upon 30 days' notice to SRT and CTR provided that during the period that the CTR Lenders or their assignees are exercising their step-in rights hereunder, any requirements for approval of payments with respect to equipment ordered pursuant to Section 3(c) shall not apply.

SECTION 10.    Miscellaneous.

(a)    Waiver.    No waiver by any party to this Support Agreement of a breach of any term or condition hereof shall be construed to operate as a waiver of any other or subsequent breach of the same or of any other term or condition hereof, unless otherwise expressly provided.

(b)    Amendment.    This Support Agreement may be modified or amended only by an instrument in writing, duly signed and delivered by the parties hereto (and, so long as any Obligations (as defined in the Common Agreement) are outstanding, with the prior written consent of the CTR Lenders).

(c)    Counterparts.    Any number of counterparts of this Support Agreement may be executed and each such executed counterpart shall be deemed an original.

(d)    Applicable Law.    This Agreement shall be governed by and construed in accordance with the State of New York.

(e)    Severability.    If any provision of this Support Agreement, or the application of such provision to any person or circumstance, shall be invalid, the remainder of this Support Agreement, or the application of each provision to persons or circumstances, other than those to which it is held invalid, shall not be affected thereby.

(f)    Binding Effect; Assignment.    This Support Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(g)    Headings.    All heading contained in this Support Agreement are intended for convenience of reference only, and shall not be used to interpret any of the terms and provisions of this Support Agreement.

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        IN WITNESS WHEREOF, the parties have each caused this Support Agreement to be executed and delivered as of the day and year first above written.

SR TELECOM INC.
By:	/s/ PIERRE ST-ARNAUD
Name: Pierre St-Arnaud Title: President and CEO
By:	/s/ DAVID L. ADAMS
Name: David L. Adams Title: Sr. VP, Finance and CFO
COMUNICACIÓN Y TELEFONÍA RURAL, S.A.
By:	/s/ DAVID L. ADAMS
Name: David L. Adams Title: Director
EXPORT DEVELOPMENT CANADA
By:	/s/ SEAN MITCHELL
Name: Sean Mitchell Title: Manager, Special Risks
By:	/s/ ROBERT HODGES
Name: Robert Hodges Title: Special Risks
INTER-AMERICAN DEVELOPMENT BANK
By:	/s/ HIROSHI TOYODA
Name: Hiroshi Toyoda Title: Manager, PRI

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